                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Atlantis Plastics, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            ATLANTIS PLASTICS, INC.



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 1997



To the shareholders of
  Atlantis Plastics, Inc.

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Atlantis Plastics, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Tuesday, June 3, 1997, at the Grand Bay Office Plaza, 2665 South Bayshore Drive, Suite 800, Miami, Florida, for the following purposes:

         (1) To elect eight members to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified;

         (2) To vote upon a proposal to approve the Company's 1997 Stock Option Plan; and

         (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on April 14, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         Whether or not you expect to be present please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                      By Order of the Board of Directors,

                                      /s/ PETER W. KLEIN
                                      ------------------
                                      Peter W. Klein
                                      Secretary

Miami, Florida
April 25, 1997

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            ATLANTIS PLASTICS, INC.

                                ---------------

                                PROXY STATEMENT

                                ---------------


                     DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Atlantis Plastics, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Class A Common Stock, par value $0.10 per share (the "Class A Common Stock"), for use at the 1997 Annual Meeting of Shareholders of the Company, to be held on the 3rd day of June, 1997, or any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting at the time and place indicated therein. No proxies will be solicited from the holders of the Company's Class B Common Stock, par value $0.10 per share (the "Class B Common Stock"). The Class B Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to holders of Class A Common Stock is April 25, 1997. The complete mailing address, including zip code, of the principal executive offices of the Company is 1870 The Exchange, Suite 200, Atlanta, Georgia 30339.


                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.


                            PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         1. The election of eight directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         2.       A proposal to approve the Company's 1997 Stock Option Plan;
                  and

         3. Such other business as may properly come before the Annual Meeting, including any adjournments thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) FOR the election of the two nominees for director named below to be elected by the holders of Class A Common Stock (see "Outstanding Shares and Voting Rights," below), (b) FOR approval of the Company's 1997 Stock Option Plan, and (c) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on April 14, 1997 (the "Record Date"), as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 4,197,528 shares of Class A Common Stock and 2,861,979 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock are collectively referred to as the "Common Stock"), issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval, and vote as a separate class to elect 25 percent of the directors of the Company (rounded up to the next whole number), which presently equates to two directors. Holders of the Class B Common Stock are entitled to 10 votes per share on each matter submitted to shareholders for approval (other than the election of directors, as to which each share has one vote), and vote as a separate class to elect 75 percent of the directors (rounded down to the next whole number), which presently equates to six directors. On all matters other than the election of directors, and except as may be otherwise provided by Florida law or the Company's Articles of Incorporation or Bylaws, the outstanding shares of Class A Common Stock and Class B Common Stock vote together as a single class.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice. For purposes of electing directors at the Annual Meeting, the two nominees receiving the greatest number of votes of Class A Common Stock voting separately as a class, and the six other nominees receiving the greatest number of votes of Class B Common Stock voting separately as a class, shall be elected as directors. The proposal to approve the Company's 1997 Stock Option Plan will be approved if a majority of the votes cast by shares of Common Stock on the matter are voted in favor of the proposal. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares of Common Stock voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws.

         Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and will be counted as votes cast for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, broker or nominee non-votes will not have the same effect as a vote against the election of any director or against the proposal to approve the Company's 1997 Stock Option Plan. Abstentions will not have the same effect as a vote against the election of any director but will have the same effect as a vote against the proposal to approve the 1997 Stock Option Plan.

                               SECURITY OWNERSHIP

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1997 by (a) each person known to the Company to own beneficially more than five percent of either class of the Company's outstanding Common Stock, (b) each director (including nominees) who owns any such shares, (c) each Named Executive Officer who owns any such shares (see "Executive Compensation and Other Information--Summary Compensation Table"), and (d) the directors and executive officers of the Company as a group:


                                               CLASS A COMMON STOCK        CLASS B COMMON STOCK          COMBINED
                                             BENEFICIALLY OWNED(2)(3)      BENEFICIALLY OWNED(2)       VOTING POWER
                                            ---------------------------- --------------------------         OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)         SHARES         PERCENT      SHARES        PERCENT      VOTING STOCK
------------------------------------------  ----------------  ---------- --------------  ----------  -----------------
Triad Capital Fund(4).................             221,353       5.3%        1,333,032     46.6%           41.3%
Trivest of Florida, Ltd.(4)...........               1,279       *              12,499      *               *
Cesar L. Alvarez(5)...................               4,000       *                  --     --               *
Anthony F. Bova(6)....................             180,000       4.1%               --     --               *
John A. Geary(7)......................               6,060       *                  --     --               *
Phillip T. George, M.D.(8)(9).........             369,947       8.6%          608,319     21.0%           19.3%
Larry D. Horner(10)...................               4,000       *                  --     --               *
Charles D. Murphy, III(11)............              24,862       *              27,562      *               *
Earl W. Powell(8)(12).................             313,763       7.2%          717,834     23.7%           21.6%
Paul Rudovsky(13).....................              71,000       1.7%               --     --               *
Chester B. Vanatta(14)................              29,567       *              27,562      *               *
All directors and executive officers
   as a group (11 persons)(15)........           1,241,331      26.2%        2,722,783     86.7%           78.7%

-------------------------

*        Less than 1%
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
(2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Although each named person is deemed to be the beneficial owner of securities that may be acquired within 60 days through the exercise of exchange or conversion rights, and the Class B Common Stock is immediately convertible into Class A Common Stock on a one-for-one basis, the number of shares set forth opposite each shareholder's name does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock.
(4) Triad Capital Fund is an Illinois limited partnership of which Trivest of Florida, Ltd., a Florida limited partnership ("Trivest of Florida"), is general partner. The general partner of Trivest of Florida is Trivest, Inc., a Delaware corporation ("Trivest") that is owned by Dr. George and Mr. Powell. Blue Sky Partners, a Florida general partnership whose partners are Dr. George and Mr. Powell ("Blue Sky Partners"), and Dr. George are limited partners of Triad Capital Fund. In addition, Blue Sky Partners and Messrs. Powell and George are limited partners of Trivest of Florida.
(5) The number of shares of Class A Common Stock indicated includes 4,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan. Mr. Alvarez' address is 1221 Brickell Avenue, Miami, Florida 33131.
(6) The number of shares of Class A Common Stock indicated includes (i) 35,000 shares directly owned; and (ii) 145,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Bova's address is 1870 The Exchange, Suite 200, Atlanta, Georgia 30339.
(7) The number of shares of Class A Common Stock indicated includes (i) 60 shares directly owned; and (ii) 6,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan. Mr. Geary's address is 57850 Tailwind Court, Elkhart, Indiana 46517.
(8) Does not include shares indicated as beneficially owned by Triad Capital Fund or Trivest of Florida. See footnote 4 above.

(9) The number of shares of Class A Common Stock indicated includes (i) 235,967 shares directly owned; (ii) 53,130 shares held of record by Dr. George as custodian for his minor children under the Florida Uniform Gifts to Minors Act, as to which Dr. George disclaims beneficial ownership; (iii) 51,250 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iv) 24,600 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. The number of shares of Class B Common Stock indicated includes (i) 553,194 shares directly owned; and (ii) 55,125 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan.
(10) The number of shares of Class A Common Stock indicated includes 4,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Mr. Horner's address is 100 Park Avenue, 28th Floor, New York, New York 10017.
(11) The number of shares of Class A Common Stock indicated includes (i) 1,102 shares directly owned; (ii) 10,250 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Disinterested Directors Stock Option Plan; and (iii) 13,510 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. The number of shares of Class B Common Stock indicated reflects 27,562 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Disinterested Directors Stock Option Plan. Mr. Murphy's address is 4019 Los Arabis Drive, Lafayette, California 94549.
(12) Does not include 110 shares of Class A Common Stock beneficially owned by Mr. Powell's spouse and held by her in an Individual Retirement Account, as to which Mr. Powell disclaims beneficial ownership. The number of shares of Class A Common Stock indicated includes (i) 169,663 shares directly owned; (ii) 48,996 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 95,104 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. The number of shares of Class B Common Stock indicated includes (i) 552,459 shares directly owned; and (ii) 165,375 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan.
(13) The number of shares of Class A Common Stock indicated includes (i) 38,000 shares directly owned; and (ii) 33,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan. Mr. Rudovsky's address is 1870 The Exchange, Suite 200, Atlanta, Georgia 30339.
(14) The number of shares of Class A Common Stock indicated includes (i) 5,807 shares directly owned; (ii) 10,250 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Disinterested Directors Stock Option Plan; and (iii) 13,510 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. The number of shares of Class B Common Stock indicated reflects 27,562 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Disinterested Directors Stock Option Plan. Mr. Vanatta's address is 5140 East Mission Hill Drive, Tucson, Arizona 85718.
(15) Includes shares owned by Triad Capital Fund and Trivest of Florida and shares beneficially owned by directors and executive officers, as described in the table and footnotes above, plus the following shares of Class A Common Stock owned by W. John Buchan, a Vice President of the Company: (i) 9,000 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (ii) 7,500 shares issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan.

                             ELECTION OF DIRECTORS

NOMINEES

         The bylaws of the Company provide that the Board of Directors shall consist of not fewer than two nor more than nine members. The Board of Directors has fixed at eight the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 1998 Annual Meeting of Shareholders, expected to be held in June 1998, or until his successor has been duly elected and qualified.

         Two directors are to be elected at the Annual Meeting by the holders of Class A Common Stock, voting separately as a class. Messrs. Murphy and Vanatta have been nominated as the directors to be elected by the holders of Class A Common Stock and proxies will be voted for such persons absent contrary instructions. Messrs. Powell, George, Bova, Rudovsky, Horner and Alvarez have been nominated as the directors to be elected by the holders of Class B Common Stock voting separately as a class. Each of the nominees for election as a director of the Company is a current member of the Board of Directors.

         The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship to be elected by the holders of Class A Common Stock is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominee and for such other person as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                       AGE    POSITION(S) HELD WITH THE COMPANY
---------------------------------------  -------  ------------------------------------------------------------------
Earl W. Powell.....................        58     Chairman of the Board

Phillip T. George, M.D.............        57     Vice Chairman of the Board and Chairman of the Executive
                                                  Committee of the Board of Directors

Anthony F. Bova....................        51     President, Chief Executive Officer and Director

Paul Rudovsky......................        52     Executive Vice President - Finance & Administration, Chief
                                                  Financial Officer and Director

W. John Buchan.....................        49     Vice President and General Manager, Stretch Film Division

John A. Geary......................        50     Vice President and General  Manager, Profile Extrusion and
                                                  Injection Molding Divisions

Joseph D. Piccione.................        35     Vice President and General Manager, Custom and Institutional
                                                  Film Division

Charles D. Murphy, III.............        53     Director

Chester B. Vanatta.................        61     Director

Larry D. Horner....................        62     Director

Cesar L. Alvarez...................        49     Director

         Mr. Powell, a cofounder of the Company, has served as Chairman of the Board of the Company since its organization. Mr. Powell also served as Chief Executive Officer of the Company from its organization until February 1995 and served as President from November 1993 to February 1995. Mr. Powell has served as Chairman of Biscayne Apparel, Inc., an American Stock Exchange company whose principal subsidiaries are engaged in the apparel industry ("Biscayne") since October 1985 and presently serves as President and Chief Executive Officer of Biscayne. Mr. Powell also serves as (i) President and Chief Executive Officer of Trivest, Inc., a private investment firm formed by Messrs. Powell and George in 1981 that specializes in management services and acquisitions, dispositions and leveraged buyouts ("Trivest"), and (ii) Chairman of the Board of Directors of WinsLoew Furniture, Inc., a NASDAQ NMS company engaged in the manufacture of contract seating, casual and ready-to-assemble furniture ("WinsLoew"). From 1971 until 1985, Mr. Powell was a partner with KPMG/Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

         Dr. George, a cofounder of the Company, has served as the Vice Chairman of the Board since the Company's organization and as Chairman of the Executive Committee of the Board of Directors since February 1990. Dr. George also serves as a director of Biscayne and a director of WinsLoew, and as Chairman of the Board of Trivest.

         Mr. Bova joined the Company as President, Chief Executive Officer and a director in February 1995. From June 1991 to October 1994, Mr. Bova served as the Senior Vice President and General Manager of Packaging Corporation of America, a manufacturer and distributor of consumer packaging products. From June 1988 to May 1991, Mr. Bova served as Senior Vice President of Avery Dennison Corporation, a producer and distributor of labels, identification systems and office products.

         Mr. Rudovsky joined the Company in March 1995 and was appointed a director in November 1995. From October 1992 to August 1993, Mr. Rudovsky served as an independent consultant to CCC Information Services Group, Inc. (formerly Infovest Corporation), a provider of information services to the insurance industry. From October 1985 to March 1992, Mr. Rudovsky was the President and CEO of Rudd Manufacturing Co., Inc., a clothing manufacturer. Mr. Rudovsky has been a member of the Corporation of the Massachusetts Institute of Technology since June 1996.

         Mr. Buchan has served as the Vice President and General Manager of the Company's Stretch Film Division since March 1995. Mr. Buchan joined the Company in September 1988 and most recently served as the Business Manager for the Company's Stretch Film Division, with responsibility for its sales and marketing programs. From June 1980 to August 1988, Mr. Buchan served as the President of Sunbelt Freight, Inc., a motor freight company.

         Mr. Geary has served as the Vice President and General Manager of the Company's Profile Extrusion Division since March 1995 and the Injection Molding Division since November 1995, which Divisions constitute the Company's Molded Products Group. Mr. Geary joined the Company in October 1994 as the President of the Company's Profile Extrusion Division. From October 1989 to July 1994, Mr. Geary served as the Vice President and General Manager of the plastics division of Aeroquip Corporation.

         Mr. Piccione joined the Company in January 1996 and was appointed Vice President and General Manager of the Custom and Institutional Film Division in August 1996. From April 1993 until December 1995, Mr. Piccione served as Business Manager of the Searcy Packaging Division of Bruce Corporation. From July 1986 to July 1992, he was a Product Manager for Mobil Chemical Company.

         Mr. Murphy, appointed a director of the Company in October 1987, is a financial consultant and an Adjunct Professor of finance at the McLaren School of Business of the University of San Francisco. From June 1981 until December 1989, he was an officer of Sutro & Co. Incorporated, an investment banking and securities brokerage firm, and served most recently as Executive Vice President and Director of Corporate Finance for that company.

         Mr. Vanatta, appointed a director of the Company in February 1987, is a business consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. Mr. Vanatta was formerly Vice Chairman of Arthur Young & Company (now Ernst & Young), Certified Public Accountants.

         Mr. Horner, appointed a director of the Company in March 1995, has been the Chairman of the Board of Directors of Pacific USA Holdings Corp., a merchant banking firm since August 1994 and the Chairman of the Board of Laidlaw Holdings, Inc. since July 1995. Mr. Horner also serves as Chairman of the Board and Chief Executive Officer of Asia Pacific Wire & Cable Company Ltd. From April 1991 until August 1994, he served as a Managing Director of Arnhold & S. Bleichroeder, Inc. From 1962 until April 1991, Mr. Horner was a partner with Peat Marwick, where he served as Chairman and Chief Executive Officer from 1984 until his retirement. Mr. Horner also serves as a director of American General Corporation, Phillips Petroleum Company and Biological & Popular Culture, Inc.

         Mr. Alvarez, appointed a director of the Company in May 1995, has been a principal shareholder of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., a law firm in Miami, Florida for more than five years and is presently its Chief Executive Officer and managing shareholder. Mr. Alvarez also serves as a director of Pediatrix Medical Group, Inc., a provider of physician management services, FDP Corp., a provider of software for insurance companies, CompuTrac, Inc., a provider of software for law firms, and Cosmo Communications Corporation, which is engaged in the consumer electronics business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held five meetings during 1996 and also took action by written consent. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of such meetings, and (ii) the number of meetings of committees of the Board of Directors held during 1996.

         The Board of Directors has established four standing committees: (1) the Executive Committee, (2) the Audit Committee, (3) the Nominating Committee, and (4) the Compensation Committee.

         The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company and administers the Company's 1987 Disinterested Directors Stock Option Plan. The Executive Committee currently consists of Dr. George (Chairman), Mr. Powell and Mr. Bova. The Executive Committee took certain actions by unanimous written consent during 1996.

         The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls,
(d) administration of the Company's compliance programs, and (e) having general responsibility for all related auditing matters. The Audit Committee currently consists of Messrs. Vanatta (Chairman), Murphy and Horner. The Audit Committee held one meeting during 1996.

         The Nominating Committee considers and recommends to the Board of Directors a slate of nominees for election as directors of the Company at the annual meeting of the Company's shareholders and, when vacancies occur, candidates for election by the Board of Directors. In addition, the Nominating Committee from time to time evaluates the size and composition of the Board of Directors and makes recommendations to the Board of Directors with respect thereto. Although the Nominating Committee does not solicit suggestions for nominees, the committee will consider nominees recommended by security holders if such recommendations are accompanied by biographical data and sent to the Company's Secretary. The Nominating Committee currently consists of Mr. Powell, Dr. George and Mr. Horner (Chairman). The Nominating Committee took action by written consent during 1996.

         The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers. The Compensation Committee has the exclusive power and authority to make compensation decisions affecting Mr. Powell, Dr. George, Mr. Bova and Trivest, and makes recommendations to the Board of Directors on compensation matters affecting the Company's other executive officers. The Compensation Committee also administers the Company's 1987 Stock Option Plan, Amended and Restated 1990 Stock Option Plan and the 1997 Stock Option Plan. The Compensation Committee currently consists of Messrs. Horner (Chairman), Murphy and Vanatta. The Compensation Committee held one meeting and took action by written consent during 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries for the fiscal years ended December 31, 1994, 1995 and 1996 to or on behalf of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus for 1996 was $100,000 or more (the "Named Executive Officers"):

                                                  ANNUAL COMPENSATION
                                    -------------------------------------------------
                                                                         OTHER ANNUAL
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)     BONUS($)      COMPENSATION
---------------------------         ----     --------     ---------      ------------
Earl W. Powell                      1996     $450,432           --              --
  Chairman of the                   1995      436,331           --              --
  Board(1)                          1994      418,000           --              --

Anthony F. Bova                     1996     $307,020     $429,093              --
  President & Chief                 1995      263,850           --        $126,664(2)
  Executive Officer

Paul Rudovsky                       1996     $188,693     $198,648
  Executive Vice                    1995      145,865           --              --
  President and Chief
  Financial Officer

John A. Geary                       1996     $123,327     $ 93,240              --
  Vice President                    1995      104,520       22,162              --

Joseph D. Piccione                  1996     $113,452     $ 72,121(6)     $ 39,518(7)
  Vice President


                                     LONG-TERM COMPENSATION
                                 ------------------------------
                                  AWARDS             PAYOUTS
                                 ---------           -------
                                                      LTIP          ALL OTHER
                                                     PAYOUTS         COMPEN-
NAME AND PRINCIPAL POSITION      OPTIONS(#)            ($)           SATION
---------------------------      ---------           -------     ------------
Earl W. Powell                      --                 --        $  6,300(1)
  Chairman of the Board (1)         --                 --           7,200(1)

                               25,000 Shares           --          15,000(1)

Anthony F. Bova                25,000 Shares           --        $  4,750(3)
  President & Chief           350,000 Shares           --              --
  Executive Officer

Paul Rudovsky                  65,000 Shares           --        $  4,199(3)
  Executive Vice               75,000 Shares           --              --
  President and Chief                                            $ 92,716(4)
  Financial Officer

John A. Geary                  15,000 Shares           --        $  6,354(5)
  Vice President                7,500 Shares           --          11,427(5)

Joseph D. Piccione             15,000 Shares           --              --
  Vice President

-------------------------


(1) Represents Company reimbursements for amounts contributed by Trivest on behalf of the executive to the TANA Money Purchase Pension Plan and Trust, a retirement plan that covers certain employees of Trivest.

(2) Includes (i) $53,428 for relocation and temporary living expenses incurred in connection with the commencement of Mr. Bova's employment with the Company, (ii) $37,266 to reimburse Mr. Bova for taxes due in connection with certain of the payments described in the preceding clause (i), (iii) $35,000 for the purchase of a car, and (iv) $970 for other perquisites.

(3)      Reflects a matching contribution to the Company's 401(k) Plan.

(4) Includes (i) $41,160 for relocation and temporary living expenses incurred in connection with the commencement of Mr. Rudovsky's employment with the Company, (ii) $21,138 to reimburse Mr. Rudovsky for taxes due in connection with certain of the payments described in the preceding clause (i), (iii) $28,800 for country club initiation fees, and (iv) $1,618 for other perquisites.

(5) Reflects contributions by Pierce Plastics, Inc. (a subsidiary of the Company) to its profit sharing plan for 1995 and $2,745 for 1996, and $3,609 matching contribution to the Company's 401(k) Plan for 1996.

(6) Includes (i) $10,000 signing bonus in connection with the commencement of Mr. Piccione's employment, and (ii) annual bonus of $62,121.

(7) Includes (i) $27,332 for relocation and temporary living expenses incurred in connection with the commencement of Mr. Piccione's employment with the Company, (ii) $10,979 to reimburse Mr. Piccione for taxes due in connection with certain of the payments described in the preceding clause (i), and (iii) $1,207 for other perquisites.

STOCK OPTION GRANTS

         The following table sets forth information concerning the grant of stock options to the Named Executive Officers in 1996 under the Company's Amended and Restated 1990 Stock Option Plan and the Company's 1987 Stock Option Plan. The Company did not grant any stock appreciation rights in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                       ---------------------------------------------
                                % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                  OPTIONS                              ASSUMED ANNUAL RATES OF STOCK PRICE
                       OPTIONS   GRANTED TO    EXERCISE                  APPRECIATION FOR OPTION TERM(2)
                       GRANTED  EMPLOYEES IN    OR BASE   EXPIRATION   -----------------------------------
 NAME                   (#)(1)  FISCAL YEAR   PRICE($/SH)    DATE               5%($)       10%($)
----------------------------------------------------------------------------------------------------------
Anthony F. Bova        25,000     17.24%        4.75       2/14/06              74,680      189,256

Paul Rudovsky          15,000     10.34%        4.75       2/14/06              44,808      113,553
                       50,000     34.48%        9.25       12/9/06             362,126      850,580

John A. Geary          15,000     10.34%        4.75       2/14/06              44,808      113,553

Joseph D. Piccione      5,000      3.45%        4.75       2/14/06              14,936       37,851
                       10,000      6.90%        5.00        7/1/06              31,444       79,687

----------

(1) The options become exercisable for 20% of the shares on the first anniversary of the date of grant and for the balance in equal annual installments over the four-year period thereafter, so long as employment with the Company or one of its subsidiaries continues. To the extent not already exercisable, the options generally become fully exercisable upon liquidation or dissolution of the Company, a sale or other disposition of all or substantially all of the Company's assets, or a merger or consolidation pursuant to which either (i) the Company does not survive, or (ii) ownership of more than 49% of the voting power of the Company's voting stock is transferred. In addition, the Compensation Committee of the Board of Directors may, in its discretion, accelerate the date on which any option may be exercised, and may accelerate the vesting of any shares subject to any option.

(2) Based on assumed annual rates of stock price appreciation from the closing price of the Company's Class A Common Stock on the date of grant. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Class A Common Stock and overall stock market conditions.

(2)       STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

         No Named Executive Officer exercised stock options during the fiscal year ended December 31, 1996. The following table sets forth information, with respect to the Named Executive Officers, concerning unexercised options held by them as of the end of such fiscal year:

                                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                           AND FISCAL YEAR-END OPTION VALUE
                                     -----------------------------------------------------------------------------
                                      NUMBER OF UNEXERCISED OPTIONS AT         VALUE OF UNEXERCISED IN-THE-MONEY
                                            DECEMBER 31, 1996(#)              OPTIONS AT DECEMBER 31, 1996($)(1)
                                     ------------------------------------- ---------------------------------------
              NAME                    EXERCISABLE        UNEXERCISABLE       EXERCISABLE(2)        UNEXERCISABLE
---------------------------------    ----------------  ------------------- ------------------  -------------------
Earl W. Powell..................         293,950(2)            31,050            1,804,902             138,343
Anthony F. Bova.................          70,000              305,000              146,250             716,250
Paul Rudovsky...................          15,000              175,000               56,250             341,250
John A. Geary...................           1,500               21,000                4,125              95,250
Joseph D. Piccione..............             -0-               15,000                  -0-              76,250

-------------------------
(1) The closing sales price for the Company's Common Stock as reported by the American Stock Exchange on December 27, 1996 was $10.00. Value is calculated by multiplying (a) the positive difference, if any, between $10.00 and the option exercise price by (b) the number of shares of Common Stock underlying the option.
(2) Includes options to purchase shares of Class B Common Stock, which are immediately convertible into Class A Common Stock on a one-for-one basis. Value of Unexercised In-the-Money Options at December 31, 1996 assumes conversion of shares of Class B Common Stock subject to such options into shares of Class A Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Effective January 1, 1990, the Company entered into an amended and restated employment agreement with Mr. Powell, expiring December 31, 1997, pursuant to which Mr. Powell was employed as the Company's Chief Executive Officer. By mutual agreement of the Company (acting through the Compensation Committee of the Board of Directors) and Mr. Powell, the employment agreement was modified effective as of February 1, 1995, to provide that Mr. Powell shall render services as the Company's Chairman of the Board and, in connection therewith, is required to devote only so much of his time and efforts as he reasonably deems necessary for the performance of his duties thereunder. In 1995, Mr. Powell received an annual base salary of $436,331, which is adjusted annually for cost of living increases. The employment agreement generally provides that Mr. Powell will continue to receive his salary for the remaining term of the agreement if his employment is terminated for any reason other than for cause (as defined), including disability and a termination of the Company's management agreement with Trivest. See "Certain Transactions--Management Agreement."

         Anthony F. Bova is employed as President and Chief Executive Officer of the Company pursuant to an employment agreement effective as of February 1, 1995, and Paul Rudovsky is employed as Executive Vice President, Finance and Administration of the Company pursuant to an employment agreement effective as of March 6, 1995. Such employment agreements are for a period of five years and include (in addition to provisions for the base salaries described in the preceding Summary Compensation Table and certain customary benefits) annual performance-based cash bonuses tied to incremental percentage increases in the Company's earnings per share (as adjusted pursuant to the agreements). On April 8, 1996, Mr. Bova's employment agreement and Mr. Rudovsky's employment agreement were amended to modify the formula for the performance-based bonus for fiscal 1996 only, which amendments provided for a bonus formula based on the amount by which Adjusted Earnings Per Share (as defined) for fiscal 1996 exceeded $0.25. See "Compensation Committee Report on Executive Compensation" below. For 1997, each such employment agreement has been amended to establish $0.50 Adjusted Earnings Per Share as the "target" earnings which must be exceeded for the subject officer to receive a bonus under his agreement.

         Each of the Named Executive Officers holds options to purchase Common Stock granted under the Company's 1987 Stock Option Plan and the Company's Amended and Restated 1990 Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon liquidation or dissolution of the

Company, a sale or other disposition of all or substantially all of the Company's assets, or a merger or consolidation pursuant to which either (i) the Company does not survive, or (ii) ownership of more than 49% of the voting power of the Company's voting stock is transferred. Although no options have yet been granted under the Company's 1997 Stock Option Plan, such options are likely to be granted with similar vesting terms. In addition, the Compensation Committee of the Board of Directors has the discretion to grant "limited stock appreciation rights" with respect to such options granted under the 1987 Stock Option Plan, pursuant to which, in the event of any tender offer or exchange offer by a third party for more than 20% of the Company's outstanding Common Stock, the options will automatically be canceled in return for a cash payment to the optionee in an amount equal to the difference between the highest price paid per share by the acquiror in such transaction and the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Alvarez served as Chairman of the Compensation Committee from May 1995 through June 11, 1996. Mr. Alvarez is a principal shareholder of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., a law firm which serves as the Company's principal outside counsel and which receives customary fees for legal services.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

         Anthony F. Bova was named President and Chief Executive Officer of the Company in February 1995. In 1995, the Compensation Committee approved the Company's execution of a five-year employment agreement with Mr. Bova, the terms of which include a base salary which the Committee believed to be consistent with industry parameters, customary benefits and annual performance-based cash bonuses tied to incremental increases in the Company's earnings per share. The agreement was amended with the Compensation Committee's approval in 1996 to adjust the cash bonus formula for 1996. See "Employment Contracts and Termination of Employment Arrangements" above. In addition, upon execution of such employment agreement, the Compensation Committee approved grants of stock options to Mr. Bova under the Company's stock option plans. The per share exercise price for approximately 43% of the aggregate number of option shares granted to Mr. Bova was set at the fair market value of the Company's Class A Common Stock on the date of grant, the per share exercise price for one-half of the remaining option shares was set at $3 above such fair market value and the per share exercise price for the remaining option shares was set at $6 above such fair market value. In February 1996, the Compensation Committee granted to Mr. Bova options to purchase an aggregate of 25,000 shares of Class A Common Stock at a price equal to the market price on the date of grant. The Compensation Committee believes that this approach provides appropriate incentives for continued stock appreciation. Based on the terms of his employment agreement, Mr. Bova did not receive an incentive bonus for 1995 as a result of the Company's net loss for such year. In February 1996, the Compensation Committee modified his bonus formula for 1996 as described above to take into account the fact that the contract term requiring a "percentage" increase in earnings to trigger a bonus could not properly be applied to earnings following a "loss year". Pursuant to the amended agreement, Mr. Bova received a bonus of $429,093 for 1996, based upon the Company's improved 1996 financial performance. In February 1997, the Compensation Committee approved an amendment to increase the "target" Adjusted Earnings Per Share (as defined) from $0.25 to $0.50 for fiscal 1997, which target must be exceeded for Mr. Bova to receive a bonus under his Employment Agreement. See "Employment Contracts and Termination of Employment Arrangements" above.

         The Compensation Committee's general philosophy with respect to the compensation of the Company's other executive officers has been to recommend competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company and to recognize an individual's contribution and personal performance. Consistent with such philosophy, the Compensation Committee has recommended approval of amendments to Mr. Rudovsky's employment agreement comparable to those established for Mr. Bova for 1996 and 1997. In addition, the Company maintains stock option plans which are designed to attract and retain executive officers and other employees of the Company and its subsidiaries and to reward them for delivering long-term value to the Company. Pursuant to these plans, in 1996 the Compensation Committee approved fair market value option grants for each of Messrs. Rudovsky, Buchan, Geary and Piccione. The Compensation Committee believes that the number of shares covered by such grants reflects competitive practices for companies with similar market capitalizations as the Company.

                                Larry D. Horner
                                Charles D. Murphy, III
                                Chester B. Vanatta

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Class A Common Stock against the cumulative total return of the Russell 2000 Index and a group consisting of the Company and four other publicly traded plastics companies selected by the Company (collectively, the "Peer Group") for the last five fiscal years. A list of the companies included in the Peer Group follows the graph below.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG BISCAYNE APPAREL, INC.,
                     RUSSELL 2000 INDEX AND S&P GROUP INDEX



                                    [GRAPH]



=======================================================================================
                                 12/91      12/92    12/93    12/94    12/95      12/96
---------------------------------------------------------------------------------------
Atlantis Plastics, Inc.           100      520.00   613.33   650.98   576.68   1,112.18
---------------------------------------------------------------------------------------
Peer Group                        100      123.57   125.25   135.72   145.18     223.90
---------------------------------------------------------------------------------------
Russell 2000                      100      118.41   140.80   138.24   177.56     207.05
=======================================================================================


Peer Group: AEP Industries, Inc., Atlantis Plastics, Inc., Bemis Co., Blessings Corp., Spartech Corporation (Portage Industries Corp. is no longer included in the Peer Group because it was acquired by Spartech Corporation in 1996 and is no longer publicly traded).

* Assumes $100 invested on 12/31/91 in stock or index, and reinvestment of dividends.

DIRECTOR COMPENSATION

         The Company pays each non-employee director an annual retainer of $14,000, payable quarterly, and a $750 fee for each meeting of the Board attended. In addition, members of the Audit Committee and the Compensation Committee receive a fee for attendance at each committee meeting. If the meeting is held on the same day as a meeting of the Board of Directors, the fee is $300; if not, the fee is $600. The Company also reimburses all directors for their expenses in connection with their activities as directors of the Company.

         Each of the Company's directors is eligible to receive grants of stock options under the Company's stock option plans, including the 1997 Stock Option Plan. No non-employee directors were granted options in 1996.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Class A Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Class A Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ending December 31, 1996.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Management Agreement. Trivest has rendered consulting, financial and management services to the Company, including advice and assistance with respect to acquisitions, divestitures and refinancings, since the Company's organization. Pursuant to its Management Agreement with the Company expiring December 31, 1997 (the "Management Agreement"), Trivest has agreed to provide its corporate finance, strategic planning and other management expertise to the Company and its subsidiaries and, in connection therewith, to identify suitable acquisition and investment opportunities in the plastics industry. Trivest has also agreed that neither it nor any of its affiliates (other than the Company) will invest in, acquire, manage or otherwise provide services with respect to any entity principally engaged in the plastics industry (or any other industry designated by the Company's Board of Directors so long as Trivest has no management, acquisition or other commitment or interest with respect to such designated industry), unless specifically approved by the Company's Board, including a majority of independent directors. Mr. Powell serves as the President and Chief Executive Officer of Trivest and Dr. George serves as the Chairman of the Board of Directors of Trivest.

         The Management Agreement provides for annual base compensation which is adjusted annually to reflect cost of living increases, which base compensation was $497,000 for 1996 and is currently $517,408 for 1997. Pursuant to the Management Agreement, for each additional business operation acquired by the Company or its subsidiaries, Trivest's annual base compensation will generally be increased by the greater of (i) $100,000, or (ii) the sum of 5% of the projected annual earnings of the acquired business before income taxes and interest expense ("EBIT") for the fiscal year in which it is acquired up to $2,000,000 of EBIT, plus 3.5% of EBIT in excess of $2,000,000.

         In addition, pursuant to the Management Agreement, for each acquisition or disposition of any business operation of the Company or its subsidiaries introduced or negotiated by Trivest, Trivest will generally receive a fee of up to 3% of the purchase price. However, if the Company engages another financial adviser to provide services in connection with such an acquisition or disposition, Trivest's fee may be reduced to an amount (determined in good faith by the Company's Board of Directors) that reflects Trivest's relative contribution. No transaction fees were paid to Trivest during 1996.

         Trivest Legal Department. Trivest maintains an internal legal department which accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1996, the Company paid Trivest $74,906 for services rendered by the Trivest legal department. The Company believes that the fees charged by the Trivest legal department in 1996 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

         Shared Expenses. Since April 1985, the Company has shared office space with other Miami-based entities affiliated with Trivest. The cost of such office space, together with the compensation of certain Trivest employees and certain other general and administrative expenses, are allocated among the Company and these companies. The Company's share of such allocations is generally based on an internal analysis of the relative amount of time devoted to the affairs of the Company and other Trivest affiliates by various individuals with office space and overhead charges attributable to such persons being allocated on a proportionate basis. The allocations are reviewed by and subject to the approval of the Audit Committee of the Company's Board of Directors. During 1996, the Company paid an aggregate of approximately $299,000 of such shared office space and general and administrative expenses. Management believes that such charges to the Company for office space and other general and administrative services were no less favorable to the Company than that available from unaffiliated third parties.

         Repurchase of Stock by WinsLoew Furniture, Inc. In December 1996, WinsLoew repurchased 933,504 shares of its Common Stock held by the Company. WinsLoew is controlled by affiliates of Trivest, and Messrs. Powell and George, directors of the Company, are directors of WinsLoew and Mr. Powell is Chairman of the Board of WinsLoew. The repurchased shares were initially acquired by the Company on April 10, 1991 in connection with the Company's sale of certain furniture operations to a subsidiary of WinsLoew's predecessor. In December 1994, WinsLoew was formed by the merger of such predecessor with another furniture company affiliated with Trivest. In connection with the merger, the shares were converted into shares of common stock of WinsLoew. WinsLoew repurchased these shares from the Company for a purchase price of $10 per share. The purchase price was determined by negotiation between management of WinsLoew and management of the Company and was approved by a majority of the independent directors of the Company, i.e., directors who are neither employees of the Company nor directors or officers of Trivest, Inc. The sale of the WinsLoew shares resulted in an after-tax gain to the Company of approximately $3 million.

         Repurchases of Stock by the Company. On January 21, 1997, the Company purchased 50,000 shares of its Class A Common Stock from J. Bradley Davis, a former principal shareholder of the Company, at a price of $8.50 per share (the closing price of Class A Common Stock on January 20, 1997 was $8.75 per share as reported on the American Stock Exchange). The price was determined by negotiation between the Company's management and Mr. Davis. In connection with such transaction, the Company and Mr. Davis agreed to cancel Mr. Davis' option agreement for 55,125 shares of the Company's Class B Common Stock, which was granted to Mr. Davis in February 1988 under the Company's 1987 Stock Option Plan with an exercise price of $3.63 per share. The option agreement was cancelled in exchange for the Company's payment to Mr. Davis of $268,459 (which amount represents the aggregate difference between the exercise price for the shares subject to the option agreement and the $8.50 price paid by the Company for Mr. Davis' shares).

         In January 1997, the Company issued a mandatory conversion notice to the holder of the 20,000 outstanding shares of the Company's Series A Preferred Stock ("Preferred Stock"). The Preferred Stock was convertible into 210,244 shares of Class A common stock. After issuing the mandatory conversion notice, the Company reached an agreement with the Preferred Stock holder to repurchase all of the common shares resulting from the conversion notice for $2 million (the original price paid for the Preferred Stock by the holder), and completed the repurchase in late March, 1997. Prior to this conversion and repurchase, the Company's Preferred Stock entitled the holder to an annual cumulative dividend payable in equal semiannual installments of $72,500 on April 15 and October 15 of each year. The Company was prohibited from paying preferred dividends during certain periods in 1995 and 1996 because it was unable to meet the interest coverage ratio requirement relating to its 11% Senior Notes. Since the Company met the requirement as of September 30, 1996, during October 1996 the Company paid the April 15 and October 15, 1996 Preferred Stock dividend payments.

                      APPROVAL OF ATLANTIS PLASTICS, INC.
                             1997 STOCK OPTION PLAN

         The following resolution will be considered at the Annual Meeting:

                  RESOLVED, that the Company's 1997 Stock Option Plan, as adopted by the Board of Directors of the Company (subject to shareholder approval) on February 14, 1997, in the form of Appendix A of the proxy statement for the 1997 Annual Meeting of Shareholders, is hereby approved.

GENERAL

         The Company's Board of Directors adopted the Company's 1997 Stock Option Plan (the "Plan") on February 14, 1997, subject to the approval of the Company's shareholders at the 1997 Annual Meeting.

         The purpose of the Plan is to provide an additional incentive to attract and retain qualified competent persons who provide management services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the Plan authorizes, among other things, the discretionary granting of incentive or nonqualified stock options to purchase shares of the Company's Class A Common Stock to persons selected by the administrators of the plan from the class of all regular employees of the Company (including directors and officers who are regular employees), non-employee directors, and persons who provide consulting or other services to the Company as independent contractors, which class presently consists of approximately 1,360 persons. Approximately 50 persons currently hold options granted under the Company's previously adopted stock option plans. The Plan also provides for loans to participants to finance the exercise of options and the payment of taxes in connection therewith, and the use of already owned shares of Class A Common Stock as payment of the exercise price for options granted under the Plan.

         Upon approval of the plan by the shareholders at the Annual Meeting, the Company will cease granting any additional stock options under the Company's existing stock option plans. All subsequent grants of options will be made under the new Plan or other plans or arrangements that may be implemented by the Company in the future.

         One of the reasons for submitting the Plan for shareholder approval is to ensure that awards under the Plan will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). That section, which became law in 1994, generally disallows a tax deduction for certain compensation over $1 million paid, or otherwise taxable, to persons named in the Summary Compensation Table and employed by the Company at the end of the year for which the deduction is claimed. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met, including shareholder approval in the case of the Plan. Shareholder approval of the Plan will also satisfy any applicable requirements of the American Stock Exchange for shareholder approval.

         A summary of the Plan is set forth below. The full text of the Plan is annexed to this Proxy Statement as Appendix A, and the following summary is qualified in its entirety by reference to Appendix A.

SUMMARY OF PLAN

         The Plan limits the total aggregate number of options that any one person can receive under the Plan to options for 75,000 shares of Class A Common Stock. The purpose of this limit is to help ensure that the Company's tax deductions for compensation expense under the Plan are not limited by
Section 162(m) of the Code.

         The Plan and the options granted thereunder are designed and intended to be administered so that the grant of options under the Plan and transactions thereunder will comply with the requirements for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 exempts certain transactions involving the grant and exercise of stock options under the Plan by directors, executive officers and principal shareholders of the Company from the short-swing profit recovery provisions of
Section 16 of the Exchange Act.

         The Plan provides that it shall be administered by a committee consisting of not less than two directors designated by the Board of Directors (the "Committee"), which directors shall be "outside directors" (i.e., a member of the Board who qualifies as an "outside director" under Section 162(m) of the Code and the regulations thereunder and as a "non-employee director" under Rule 16b-3). However, the Plan provides that the Board of Directors may grant options to directors who are not employees of the Company or its subsidiaries or to other persons who are eligible to receive grants under the Plan. The Board has designated its Compensation Committee to administer the Plan.

         Both the Board and the Committee have the power to determine the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, both the Committee and the Board have the power and authority to construe and interpret the Plan, and the acts of the Committee or the Board are final, conclusive and binding upon all interested parties.

         An aggregate of 200,000 shares of Class A Common Stock (subject to adjustment as described below) are reserved for issuance upon exercise of options granted under the Plan. The shares acquired upon exercise of options granted under the Plan will be authorized and issued shares of Class A Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for any Common Stock by reason of the reservation and issuance of Class A Common Stock under the Plan. If any option granted under the Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Plan.

OPTIONS GRANTED UNDER THE PLAN

         No options have been granted under the Plan as of the date of this Proxy Statement. However, in 1995 the Compensation Committee approved the granting of options to Paul Rudovsky, the Executive Vice President and Chief Financial Officer and a director of the Company, for 50,000 shares of Class A Common Stock with an exercise price equal to $12.25 per share when the market price first closes at or above $12.25 per share. Such options will become cumulatively exercisable at the rate of 20% on each anniversary of the date of grant. If the Plan is approved at the Annual Meeting, the Compensation Committee plans to grant such option under the Plan when the market price of Class A Common Stock reaches such level. The closing market price per share of Class A Common Stock was $6.875 on April 14, 1997, as reported by the American Stock Exchange.

         The Company's management believes that options granted under the Plan will be awarded primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom discretionary grants of options are to be made are to be determined from time to time by the Committee or the Board in their discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive such options or the number of shares for which options will be granted.

CERTAIN TERMS AND CONDITIONS

         All grants of options under the Plan must be evidenced by an Option Agreement between the Company and the grantee. Such agreement shall contain such terms and conditions as the Committee (or the Board) shall prescribe, consistent with the Plan, including, without limitation, the exercise price, term and any restrictions on the exercisability of the options granted. Such terms often include the automatic termination of options upon certain events, such as the death, disability or termination of employment of an optionee.

         The price per share for discretionary grants may be any price determined by the Committee (or the Board); provided, however, that in no event shall the option price of any incentive stock option be less than the fair market value per share of Common Stock on the date of grant. For purposes of the Plan, and for so long as the Company's Class A Common Stock is listed on the American Stock Exchange, the term "fair market value" means the closing price of the Class A Common Stock as reported on the American Stock Exchange on the business day immediately preceding the date of grant, unless the Committee or the Board shall determine otherwise in a fair and uniform manner. The exercise price of an option may be paid in cash, by certified or official bank check, by money order, by delivery of already owned shares of Class A Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. The Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. If the exercise price is paid with the optionee's promissory note, the note must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender, and (iii) be secured by the shares of Class A Common Stock purchased. Cash payments will be used by the Company for general corporate purposes. Payments made in Class A Common Stock must be made by delivery of stock certificates in negotiable form.

         Already owned shares of Class A Common Stock may be used to pay the exercise price of an option in a single transaction or by "pyramiding" already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Class A Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Class A Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Class A Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option. In addition, the Plan allows other forms of cashless exercise procedures approved by the Committee or the Board.

         Generally, options granted under the Plan are not assignable or transferable, other than by will or by the laws of descent and distribution or with the prior consent of the Committee or the Board. During the lifetime of an optionee, an option is exercisable only by the optionee. The expiration date of an option will be determined by the Committee or the Board at the time of the grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the Committee or the Board determines. The Committee or the Board may in its sole discretion accelerate the date on which any option may be exercised.

         Each Option Agreement shall set forth when the unexercised portion of any option granted under the Plan shall be terminated. To prevent dilution of the rights of a holder of an option, the Plan provides for appropriate adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options, in the event of any increase or decrease in the number of issued and outstanding shares of the Company's capital stock resulting from a stock dividend, recapitalization or other capital adjustment of the Company. The Committee or the Board has discretion to make appropriate antidilution adjustments to outstanding options in the event of a merger, consolidation or other reorganization of the Company or a sale or other disposition of substantially all the Company's assets.

         The Plan will expire on February 14, 2007, and any option outstanding on such date will remain outstanding until it expires or is exercised. The Committee or the Board may amend the Plan or any option at any time, provided that such amendment may not substantially impair the rights of an optionee under an outstanding option without the optionee's consent. Any such amendment shall be subject to shareholder approval if necessary under any federal law or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Code) or under the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded.

FEDERAL INCOME TAX CONSEQUENCES

         The Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         Nonqualified Stock Options. An optionee granted a nonqualified stock option under the Plan will generally recognize, at the date of exercise of such option, ordinary income equal to the difference between the exercise price and the fair market value of the shares purchased pursuant to the exercise of the option. This taxable ordinary income will be subject to Federal income tax withholding, and the Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the employee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to that amount.

         If an optionee exercises a nonqualified stock option by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the optionee's tax basis. The optionee, however, will be taxed as described above with respect to the exercise of the nonqualified stock option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefor, the optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered, and his holding period for such number of shares received will include his holding period for the shares surrendered. The optionee's tax basis and holding period for the additional shares received on exercise of a nonqualified stock option paid for, in whole or in part, with shares will be the same as if the optionee had exercised the nonqualified stock option solely for cash.

         Incentive Stock Options. The Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. However, an employee who exercises an incentive stock option by delivering shares of common stock previously acquired pursuant to the exercise of an incentive stock option is treated as making a "Disqualifying Disposition" (as defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an incentive stock option (i.e., the exercise of the incentive stock option for one share and the use of that share to make successive exercises of the incentive stock option until it is completely exercised) without the imposition of current income tax.

         If, subsequent to the exercise of an incentive stock option (whether paid for in cash or in shares), the optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such incentive stock option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss.

         In general, if, after exercising an incentive stock option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition in an amount equal to the excess of the fair market value of the shares at the date the incentive stock option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

         The amount by which the fair market value of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the exercise price of such shares under such option generally will be treated as an item of adjustment included in the optionee's alternative minimum taxable income for purposes of the alternative minimum tax for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the shares in the year in which the option is exercised, there will be no item of adjustment for purposes of the alternative minimum tax as a result of the exercise of the option with respect to those shares. If there is a Disqualifying Disposition in a year after the year of exercise, the income on the Disqualifying Disposition will not be considered income for purposes of the alternative minimum tax in that subsequent year. The optionee's tax basis for shares acquired pursuant to the exercise of an incentive stock option will be increased for purposes of determining his alternative minimum tax by the amount of the item of adjustment recognized with respect to such shares in the year the option was exercised.

         Only employees of the Company or its subsidiaries qualify for the tax treatment applicable to incentive stock options. Thus, optionees who are non-employee advisors or consultants to the Company will be taxed solely under the rules applicable to nonqualified stock options.

         An income tax deduction is not allowed to the Company with respect to the grant or exercise of an incentive stock option or the disposition, after the Required Holding period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and either the employee includes that amount in his income or the Company timely satisfies its reporting requirements with respect to that amount.

         Importance of Consulting Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any optionee may depend on his or her particular situation, each optionee should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an option or the disposition of Common Stock acquired on exercise of an option.

VOTE REQUIRED AND RECOMMENDATION

         The affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, will be required for approval of the Plan at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountant for the year ended December 31, 1996 was and for 1997 will be the firm of Coopers & Lybrand L.L.P. It is expected that one or more representatives of such firm will attend the Annual Meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the Annual Meeting if they so desire.


                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1998 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before December 26, 1997.


                                      By Order Of The Board Of Directors


                                      /s/ PETER W. KLEIN
                                      Peter W. Klein
                                      Secretary


Miami, Florida
April 25, 1997

                                                                    APPENDIX A

                        --------------------------------

                            ATLANTIS PLASTICS, INC.
                             1997 STOCK OPTION PLAN

                        --------------------------------


         1. Purpose. The purpose of this Plan is to advance the interests of Atlantis Plastics, Inc., a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide services to the Company and its Subsidiaries, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         2. Definitions. As used herein, the following terms shall have the meaning indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Committee" shall mean the committee appointed by the Board pursuant to Section 13(a) hereof.

                  (c) "Common Stock" shall mean the Company's Class A Common Stock, par value $.10 per share.

                  (d) "Director" shall mean a member of the Board.

                  (e) "Fair Market Value" of a Share on any date of reference shall mean the "Closing Price" (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock on such system or, if sales prices are not reported, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, as reported in any newspaper of general circulation or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If neither (i), (ii), or (iii) above is applicable, then Fair Market Value shall be determined in good faith by the Committee or the Board in a fair and uniform manner.

                  (f) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Internal Revenue Code.

                  (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (h) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

                  (i) "Officer" shall mean the Company's Chairman of the Board, President, Chief Executive Officer, principal financial officer, principal accounting officer, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. If pursuant to Item 401(b) of Regulation S-K (17 C.F.R. Section 229.401(b)) the Company identifies a person as an "executive officer," the person so identified shall be deemed an "Officer" even though such person may not otherwise be an "Officer" pursuant to the foregoing provisions of this paragraph.

                  (j) "Option" (when capitalized) shall mean any option granted under this Plan.

                  (k) "Optionee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

                  (l) "Outside Director" shall mean a member of the Board who qualifies as an "outside director" under Section 162(m) of the Internal Revenue Code and the regulations thereunder and as a "Non-Employee Director" under Rule 16b-3 promulgated under the Securities Exchange Act.

                  (m) "Plan" shall mean this 1997 Stock Option Plan for the Company.

                  (n) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (o) "Share" shall mean a share of Common Stock.

                  (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3. Shares Available for Option Grants. The Committee or the Board may grant to Optionees from time to time Options to purchase an aggregate of up to TWO HUNDRED THOUSAND (200,000) Shares from the Company's authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

         4.       Incentive and Non-Qualified Options.

                  (a) An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option as determined by the Committee or the Board at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Non-Qualified Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Incentive Stock Options may not be granted to any person who is not an employee of the Company or any Subsidiary.

                  (b) Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Section 422(b) of the Internal Revenue Code are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its parent and subsidiary corporations as defined in Section 424 of the Internal Revenue Code), exceeds $100,000.

         5.       Conditions for Grant of Options.

                  (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee or the Board, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be (i) those persons selected by the Committee or the Board from the class of all regular employees of , or persons who provide consulting or other services as independent contractors to, the Company or its Subsidiaries, including Directors and Officers who are regular employees, and (ii) Directors or Officers who are not employees of the Company or of any Subsidiaries. Any person who files with the Committee or the Board, in a form satisfactory to the Committee or the Board, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

                  (b) In granting Options, the Committee or the Board shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee or the Board shall determine. The Committee or the Board shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee or the Board may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

                  (d) Notwithstanding any other provision of this Plan, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Internal Revenue
Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary corporation [as defined in Section 424 of the Internal Revenue Code] at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

                  (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Options granted to any one Optionee may not exceed 75,000, subject to adjustment as provided in Section 10 hereof.

         6. Option Price. The option price per Share of any Option shall be any price determined by the Committee or the Board but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

         7. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee or the Board in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee or the Board in any Option, and subject to such guidelines as the Committee or the Board may establish, the option price of any Shares purchased shall be paid (1) in cash,
(2) by certified or official bank check, (3) by money order, (4) with Shares,
(5) by the withholding of Shares issuable upon exercise of the Option or by any other form of cashless exercise procedure approved by the Committee or the Board , or (6) in such other consideration as the Committee or the Board deems appropriate, or by a combination of the above. The Committee or the Board in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, or through the withholding of Shares issuable upon exercise of the Option, the value of the Shares surrendered or withheld shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

         8. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee or the Board shall provide in such Option, except as otherwise provided in this Section 8.

                  (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date on which the Option is granted.

                  (b) The Committee or the Board may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

         9. Termination of Option Period. The unexercised portion of any Option shall automatically and without notice terminate and become null and void at those times determined by the Committee or the Board and set forth in the option agreement that evidences the Option.

         10.      Adjustment of Shares.

                  (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                           (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, or available for grant to any person under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                           (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

                  (b) Unless otherwise provided in any Option, the Committee or the Board may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's or Board's sole discretion, such adjustments become appropriate so as to preserve but not increase benefits under the Plan.

                  (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made to, the number of or exercise price for Shares then subject to outstanding Options granted under the Plan.

                  (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         11.      Transferability of Options and Shares.

                  (a) No Incentive Stock Option, and unless the prior written consent of the Committee or the Board is obtained and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act no Non-Qualified Stock Option, shall be subject to alienation, assignment, pledge, charge or other transfer other than by the Optionee by will or the laws of descent and distribution, and any attempt to make any such prohibited transfer shall be void. Each Option shall be exercisable during the Optionee's lifetime only by the Optionee, or in the case of a Non-Qualified Stock Option that has been assigned or transferred with the prior written consent of the Committee or the Board, only by the permitted assignee.

                  (b) Unless the prior written consent of the Committee or the Board is obtained and the transaction does not violate the requirements of Rule 16b-3 promulgated under the Securities Exchange Act, no Shares acquired by an Officer or Director pursuant to the exercise of an Option may be sold, assigned, pledged or otherwise transferred prior to the expiration of the six-month period following the date on which the Option was granted.

         12.      Issuance of Shares.

                  (a) Notwithstanding any other provision of this Plan, the Company shall not be obligated to issue any Shares unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

                  (b) As a condition to any sale or issuance of Shares upon exercise of any Option, the Committee or the Board may require such agreements or undertakings as the Committee or the Board may deem necessary or advisable to facilitate compliance with any applicable law or regulation including, but not limited to, the following:

                           (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                           (ii) a representation, warranty and/or agreement to be bound by any legends endorsed upon the certificate(s) for such Shares that are, in the opinion of the Committee or the Board, necessary or appropriate to facilitate compliance with the provisions of any securities laws deemed by the Committee or the Board to be applicable to the issuance and transfer of such Shares.

         13.      Administration of the Plan.

                  (a) The Plan shall be administered by a committee appointed by the Board (the "Committee") which shall be composed of two or more Directors all of whom shall be Outside Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act and Section 162(m) of the Internal Revenue Code. The Committee shall serve at the pleasure of the Board and shall have the powers designated herein and such other powers as the Board may from time to time confer upon it.

                  (b) The Board may grant Options pursuant to this Plan to Directors who are not employees of the Company or any Subsidiary and/or other persons to whom Options may be granted under Section 5(a) hereof.

                  (c) The Committee or the Board, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations by the Committee or the Board, and the interpretation and construction of any provision of the Plan or any Option by the Committee or the Board, shall be final and conclusive.

                  (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

         14. Withholding or Deduction for Taxes. If at any time specified herein for the making of any issuance or delivery of any Option or Common Stock to any Optionee or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the issuance or delivery then to be made, such issuance or delivery shall be deferred until such withholding or deduction shall have been provided for by the Optionee or beneficiary, or other appropriate action shall have been taken.

         15.      Interpretation.

                  (a) As it is the intent of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under the Securities Exchange Act ("Rule 16b-3"), any ambiguities or inconsistencies in construction of the Plan shall be interpreted to give effect to such intention, and if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3. The Committee or the Board may from time to time adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

                  (b) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

                  (c) This Plan shall be governed by the laws of the State of Florida.

                  (d) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

                  (e) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         16. Amendment and Discontinuation of the Plan. The Committee or the Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that, any amendment to the Plan shall be subject to the approval of the Company's shareholders if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or to comply with Section 162(m) of the Internal Revenue
Code) or the rules of any Stock exchange or automated quotation system on which the Common Stock may then be listed or traded. Except to the extent provided in Sections 9 and 10 hereof, no amendment, suspension or termination of the Plan or any Option issued hereunder shall substantially impair the rights or benefits of any Optionee pursuant to any Option previously granted without the consent of the Optionee.

         17. Effective Date and Termination Date. The effective date of the Plan is February 14, 1997, the date on which the Board adopted this Plan, and the Plan shall terminate on the tenth anniversary of such adoption.

                                     PROXY

                           ATLANTIS PLASTICS, INC.

                     THIS PROXY IS SOLICITED ON BEHALF OF

                    THE BOARD OF DIRECTORS OF THE COMPANY

                             CLASS A COMMON STOCK

  The undersigned, a holder of Class A Common Stock, par value $.10 per share ("Class A Common Stock"), of ATLANTIS PLASTICS, INC., a Florida corporation (the "Company"), hereby appoints Earl W. Powell and Phillip T. George, M.D., and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Class A Common Stock held of record by the undersigned at the close of business on April 14, 1997 at the Annual Meeting of Shareholders of the Company to be held at the Grand Bay Office Plaza, 2665 South Bayshore Drive, Suite 800, Miami, Florida, on June 3, 1997 at 9:00 a.m., local time, and at any adjournments thereof.

                             (See reverse side)

[X]  PLEASE MARK YOUR
     VOTES AS IN THE
     EXAMPLE


                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                              FOR EACH PROPOSAL:



1.   ELECTION                    VOTE FOR all nominees
     OF                            listed at right
     DIRECTORS                  accept authority to vote
                              withheld from the following       VOTE WITHHELD
                                   nominees (if any)          From all nominees

                                          [ ]                        [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominees's name on the space provided below:

---------------------------------------------------------------


NOMINEES:   Charles D. Murphy, III
            Chester B. Vanatta


                          As Directors by holders of
                            the Company's Class A
                                Common Stock.


2.   Approval of the adoption of the Company's 1997 Stock Option Plan.

             FOR        AGAINST         ABSTAIN

             [ ]          [ ]             [ ]


3. Upon such other matters as may properly come before such Annual Meeting or any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE PROPOSALS.

  The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting for the 1997 Annual Meeting and related proxy statement, and (ii) the Company's 1996 Annual Report to Shareholders.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.



SIGNATURE                                                    DATE
         ----------------------------------------------------    --------------



SIGNATURE                                                    DATE
         ----------------------------------------------------    --------------
                       IF SIGNED JOINTLY

IMPORTANT:  Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.